UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MANHATTAN ASSOCIATES, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MANHATTAN ASSOCIATES, INC.

2300 Windy Ridge Parkway, Suite 1000

Atlanta, Georgia 30339

(770) 955-7070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Thursday, May 24, 2012 (the “Annual Meeting”), to consider and act upon:

1.	the election of two Class II Directors to the Company’s Board of Directors;

2.	a non-binding resolution to approve the compensation of the Company’s named executive officers;

3.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2012, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Bruce S. Richards

Senior Vice President, Chief Legal Officer and Secretary

April 20, 2012

Atlanta, Georgia

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET OR BY TELEPHONE, OR MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2012:

The proxy statement and annual report to shareholders are available at http://www.manh.com/proxy12

MANHATTAN ASSOCIATES, INC.

2300 WINDY RIDGE PARKWAY, SUITE 1000

ATLANTA, GEORGIA 30339

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

This Proxy Statement and the enclosed proxy card (“Proxy”) are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our” or “we”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 24, 2012, at 9:00 a.m., Atlanta, Georgia time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 20, 2012, to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote; Quorum

Only holders of record of the Company’s $.01 par value per share common stock (the “Common Stock”) at the close of business on March 30, 2012 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 20,309,967 shares of Common Stock. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by providing written notice of revocation to the Secretary of the Company, by filing with the Secretary of the Company a Proxy bearing a later date, or by voting through the Internet or by telephone or in person at the Annual Meeting.

The holders of a majority of the total shares of Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person, voting through the Internet or telephone, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” both will be counted toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank, or other holder of shares in “street name” is not permitted to vote on that particular matter without instructions from the shareholder, the shareholder does not give those instructions, and the broker or other nominee indicates on its Proxy, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Counting of Votes

The purpose of the Annual Meeting is to consider and act upon the matters that are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy and other voting methods described in the Proxy provide a means for a shareholder to vote upon each of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement, including a means for a shareholder to vote for the nominees for Director listed in the Notice or to withhold authority to vote for those nominees. The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast; i.e., the nominees who receive the most votes for the available Director positions will be elected as Directors.

The accompanying Proxy and other voting methods described in the Proxy also provide a means for a shareholder to vote for or against, or abstain from voting on, the other matters to be acted on at the Annual Meeting. Shares represented by each Proxy will be voted in accordance with the shareholder’s directions. Assuming a quorum is present, approval of the non-binding resolution to approve the compensation of the Company’s named executive officers, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and approval of any other matters as may properly come before the meeting, requires that the votes cast in favor of each matter exceed the votes cast against that matter. Neither abstentions nor broker non-votes are considered “votes cast,” and therefore neither will have an effect on the results of the vote with respect to the election of two Class II Directors to the Company’s Board of Directors, approval of the non-binding resolution to approve the executive compensation of the Company’s executive officers, and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Proxies

When the enclosed Proxy is properly signed and returned, or submitted via Internet or telephone as described on the Proxy, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted on it. In the absence of instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, the non-binding resolution to approve the compensation of the Company’s named executive officers, and ratification of the appointment of our independent registered public accounting firm.

Proxy Solicitation Costs

The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation, printing, and mailing of proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers, and other employees of the Company by personal interview, telephone, email, or facsimile. No additional compensation will be paid to those persons for that solicitation. We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,000 in the aggregate. The Company will reimburse brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, as of the Record Date, unless a different date is noted below, are deemed under the rules of the Securities and Exchange Commission (the “SEC” or “Commission”) to be “beneficially owned” by (i) each member of the Board of Directors of the Company and each nominee to become a member of the Board of Directors, (ii) the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers (referred to herein as the “named executive officers”), (iii) all Directors and executive officers of the Company as a group, and (iv) any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Eddie Capel (2)	91,876	*
Brian J. Cassidy (3)	148,510	*
John J. Huntz, Jr. (4)	110,096	*
Dan Lautenbach	17,263	*
Jeffrey S. Mitchell (5)	78,567	*
Thomas E. Noonan (6)	76,710	*
Deepak Raghavan	21,710	*
Bruce S. Richards	14,172	*
Peter F. Sinisgalli (7)	279,442	1.36%
Dennis B. Story (8)	58,630	*
Brown Capital Management, Inc. (9)	1,981,775	9.76%
Black Rock, Inc. (10)	1,589,929	7.83%
Kornitzer Capital Management, Inc. (11)	1,492,173	7.35%
The Vanguard Group, Inc. (12)	1,339,523	6.60%
Artisan Partners Limited Partnership (13)	1,251,251	6.16%
All executive officers and directors as a group (10 persons) (14)	896,976	4.30%

*	Less than 1% of the outstanding Common Stock.
(1)	For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 20,309,967 shares outstanding as of the Record Date, and (ii) shares issuable by the Company pursuant to options held by the respective person or group that may be exercised within 60 days following the Record Date (“Presently Exercisable Options”), unless otherwise noted in the footnotes to this table. Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339.
(2)	Includes 49,500 shares issuable pursuant to Presently Exercisable Options.
(3)	Includes 112,500 shares issuable pursuant to Presently Exercisable Options.
(4)	Includes 87,500 shares issuable pursuant to Presently Exercisable Options.
(5)	Includes 25,000 shares issuable pursuant to Presently Exercisable Options.
(6)	Includes 55,000 shares issuable pursuant to Presently Exercisable Options.
(7)	Includes 167,846 shares issuable pursuant to Presently Exercisable Options.
(8)	Includes 34,775 shares issuable pursuant to Presently Exercisable Options.
(9)	Based on a Schedule 13G/A filed with the Commission on February 13, 2012 filed by Brown Capital Management, LLC. Includes 1,043,760 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. All of the shares of common stock are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to it discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Brown Capital Management, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class, other than the Brown Capital Management Small Company Fund as disclosed herein. The address of Brown Capital Management, LLC. is 1201 N. Calvert Street, Baltimore, MD 21202.
(10)

Based on a Schedule 13G/A filed with the Commission on February 10, 2012 filed by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(11)	Based on a Schedule 13G/A filed with the Commission on January 20, 2012 by Kornitzer Capital Management, Inc. (“KCM”). KCM is an investment adviser with respect to the shares of common stock for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. The address of KCM is 5420 West 61st Place, Shawnee Mission, KS 66205.
(12)	Based on a Schedule 13G/A filed with the Commission on February 9, 2012 filed by The Vanguard Group, Inc. pursuant to Rule 13d-1. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,426 shares of the common stock of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(13)	Based on a Schedule 13G/A jointly filed with the Commission on February 6, 2012 by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (the general partner of Artisan Holdings) (“Artisan Corp”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (the general partner of Artisan Partners), ZFIC, Inc. (the sole stockholder of Artisan Corp.), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Partner Funds, Inc. (“Artisan Funds”), relating to shares acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. The address of each of Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.
(14)	Includes 532,121 shares issuable pursuant to Presently Exercisable Options.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Introduction

At the Annual Meeting, two Directors are to be elected for the term described below. The Board of Directors is divided into three classes. The term of each Director is three years, and the terms of the Directors in each of the respective classes are staggered vis-à-vis the terms of the Directors in the other two classes. The Board is currently comprised of one Class I Director (Mr. Cassidy), two Class II Directors (Messrs. Raghavan and Sinisgalli), and three Class III Directors (Messrs. Huntz, Lautenbach, and Noonan). At each Annual Meeting of Shareholders, a class of Directors will be elected for a three year term to succeed the Directors of the same class whose terms are then expiring. Mr. Peter J. Kight resigned from the Board of Directors on July 14, 2011. The terms of the Class I Director, Class II Directors, and Class III Directors will expire upon the election and qualification of successor Directors at the 2014, 2015, and 2013 Annual Meeting of Shareholders, respectively. There are no family relationships among any of the Directors or Director nominees of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If the nominees are unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of that substitute nominees as the Board of Directors may select. The people nominated for election have agreed to serve if elected, and management has no reason to believe that those nominees will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

Nominees

Nominees to Serve as Class II Director (Term Expires in 2015)

Deepak Raghavan, age 45, has served as a member of our Board of Directors since August 1998. Dr. Raghavan served as our Senior Vice President—Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001, and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan earned a Ph. D. degree in Astronomy from Georgia State University in 2009 and is currently an adjunct faculty member at Georgia State University.

Dr. Raghavan has been an officer of the Company or member of our Board of Directors since its inception and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With over 20 years of experience at the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board of Directors regarding our strengths, challenges, and opportunities, as well as long experience with our industry.

Peter F. Sinisgalli, age 56, has served as our President and Chief Executive Officer and a member of our Board of Directors since July 1, 2004. Mr. Sinisgalli joined the Company in March 2004 as President and Chief Operating Officer, and assumed the role of Chief Executive Officer in July 2004. From April 2003 until February 2004, Mr. Sinisgalli served as President and Chief Executive Officer of NewRoads, Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce. From November 1996 until January 2003, Mr. Sinisgalli served as President and Chief Operating Officer of CheckFree Corporation. Mr. Sinisgalli also served on the Board of Directors of Witness Systems, Inc., from July 2000 to May 2007.

As our President and Chief Executive Officer, Mr. Sinisgalli provides essential insight and guidance to our Board of Directors from an insider perspective of the day-to-day operations of the Company. In addition, Mr. Sinisgalli’s experience in senior management positions at various other companies brings beneficial leadership and operational experience to our Board of Directors.

Continuing Directors

The members of the Board of Directors continuing in office as Class III directors, elected to serve until the 2013 Annual Meeting, are as follows:

John J. Huntz, Jr., age 61, has served as Chairman of our Board of Directors since April 2003 and has served as a member of our Board of Directors since January 1999. Mr. Huntz also serves as the Executive Director, Head of Venture Capital and President of Arcapita, Inc., a leading international investment firm. Mr. Huntz has more than 30 years of private equity, venture capital, and operational experience. Prior to joining Arcapita, Mr. Huntz worked from March 1994 through 2005 at the Fuqua companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., a public company. Mr. Huntz’ prior experience includes, from September 1989 to January 1994, serving as Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management as Director of Capital Resources for Arthur Young & Company, and from 1979 until 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has served as a member of the Board of Directors of the National Venture Capital Association and the Securities and Exchange Commission’s Small Business Capital Formation Task Force Executive Committee, and founded and leads the Southern Capital Forum. Mr. Huntz serves as the Chairman of the Board of CardioMEMS, Inc. In addition, he is an Advisory Board member of the Metro Atlanta Chamber of Commerce, a Board member and past Chairman of the Georgia Logistics Innovation Council, a member of the Commission for a New Georgia, a member of the Advisory Board of Imperial Innovations (Imperial College – London), a member of the Advisory Board of the MIT Enterprise Forum, and a member of the Board of Georgia Advanced Technology Ventures (Georgia Tech). He also is on the Board of the American Heart Association, is a Lifetime Trustee and past Chairman of the Atlanta Botanical Garden, and is past President of the Atlanta Chapter of the Association for Corporate Growth.

Mr. Huntz has over 30 years of both private and public company operating and leadership experience, and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience, his operational, leadership and finance expertise, and his business and community prominence make him well suited to be our Chairman. His financial expertise in particular also qualifies him eminently to chair our Audit Committee, and the Board has determined he is an “audit committee financial expert” as defined in SEC rules.

Dan J. Lautenbach, age 66, has served as a member of our Board of Directors since October 2007. He served as Chairman of Witness Systems, Inc., a provider of workforce optimization software and services, from December 2006, and as a director of that company from 2002, until it was acquired in May 2007. Since December 2001, Mr. Lautenbach has served as Chairman of DJL Consulting, a sales consulting organization. From May 2002 until March 2003, he served as the Executive Vice President, Worldwide Field Operations, for Centive Systems, Inc, an enterprise software incentive management system provider. From April 2001 to December 2001, he served as Senior Vice President of Global Sales and Operations for Vignette Corporation, a provider of content management software and services. Mr. Lautenbach was Vice President of Worldwide Software Sales for IBM and was General Manager for Software, Europe, Middle East, and Africa, from 1997 to 2001, and prior to that held various management positions with IBM.

Mr. Lautenbach has a history of demonstrated leadership in the software industry, including as Chairman of the Board of a public software company and as an executive or other officer of other software companies of differing sizes, including business software companies. Within the industry, his experience ranges across executive management, sales and consulting roles, bringing valuable different perspectives to the Board.

Thomas E. Noonan, age 51, has served as a member of our Board of Directors since January 1999. Mr. Noonan is the President and Chief Executive Officer of JouleX, a leading innovator in network based enterprise energy management. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the Board of Directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software.

Mr. Noonan brings to the Company many years of experience in senior management in the software industry, including as co-founder, Chairman, President, and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management, and software industry experience is an indispensable resource to the Board. His past role as a Chairman, President, and Chief Executive Officer of a public software company also qualifies him well to chair our Compensation Committee, as we believe it gives him insight into the compensation dynamics of companies like Manhattan Associates. The Board has determined he is an “audit committee financial expert.”

The member of the Board of Directors continuing in office as a Class I Director, elected to serve until the 2014 Annual Meeting, is as follows:

Brian J. Cassidy, age 66, has served as a member of our Board of Directors since May 1998. Mr. Cassidy was the co-founder of Webforia Inc., a developer and supplier of computer software applications, and served as Webforia’s Vice Chairman from April 1996 until February 2003. Prior to forming Webforia, Mr. Cassidy served as Vice President of Business Development of Saros Corporation, a developer of document management software, from January 1993 until March 1996. Prior to joining Saros Corporation, Mr. Cassidy was employed by Oracle Corporation as Joint Management Director of European Operations and served as a member of the Executive Management Board from 1983 until 1988 and as Worldwide Vice President of Business Development from 1988 until 1990.

Mr. Cassidy has over 30 years of experience in the software industry, much of it with business software companies. His experience includes organizations of different sizes, and he has served in co-founder, executive management, and development roles. Mr. Cassidy has also invested in, and assisted in the initial phase of, a number of software companies. We believe Mr. Cassidy’s extensive industry knowledge and different industry perspectives—whether as an entrepreneur with a new “start-up” organization or as a senior executive with a large, mature one—are beneficial for the Board.

Board of Directors Meetings and Committees

The Board of Directors currently consists of six members, all of whom, with the exception of our President and Chief Executive Officer, have been determined by the Board of Directors to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In making these independence determinations, the Board of Directors considered the following immaterial relationship: the firm of which Mr. Huntz is Executive Director owns one of the Company’s customers from which the Company derives an immaterial amount of revenue. In compliance with Nasdaq corporate governance rules, the independent directors of the Company conduct regularly scheduled meetings without the presence of non-independent Directors or management. The Board’s standing independent committees also regularly meet without management present. During the fiscal year ended December 31, 2011, the Board of Directors held five meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board of Directors on which they served that occurred during the portion of fiscal year 2011 during which each served as a Director. Our Directors are invited to the Annual Meeting of Shareholders, and one Director attended our 2011 Annual Meeting.

Director Compensation

During 2011, the non-employee Chairman of the Board of Directors received an annual retainer of $150,000, payable in monthly installments on the first business day of each month. Non-employee members of the Board of Directors received an annual retainer of $35,000 payable in quarterly installments on the first business day of each quarter. All non-employee members of the Board of Directors (other than the Chairman) received $1,500 for each Board meeting attended and $1,500 for each committee meeting held independently of a Board meeting. In 2011, we granted to each non-employee Director 4,448 shares of restricted Common Stock, which vest on the earlier of the anniversary of the date of grant or the next Annual Meeting of Shareholders of the Company, provided that the Director remains in continuous service on the Board through that date.

In January 2012, the Board of Directors altered the Director compensation program effective as of the beginning of 2012. Under the program, no fees are paid to the Directors specifically for attendance at Board or Committee meetings. The non-employee Chairman of the Board of Directors continues to receive an annual retainer of $150,000, payable in monthly installments on the first business day of each month. Non-employee members of the Board of Directors receive an annual retainer of $50,000 payable in quarterly installments on the first business day of each quarter. In addition to the foregoing retainers, the Chairman of each of the Audit Committee and the Compensation Committee receive an annual retainer of $20,000, and the Chairman of the Nomination and Governance Committee receives an annual retainer of $10,000. Each member of a Committee who is not the Committee Chairman receives an additional retainer for service on that Committee, with those retainers being $10,000, $7,500, and $5,000 for the Audit, Compensation, and Nomination and Governance Committees, respectively. Each Director will receive an annual grant of restricted stock units, which vests one year from the date of grant and whose underlying shares of Common Stock have a fair market value as of the grant date of $170,000. Upon vesting, each unit will be replaced by one share of Common Stock.

The following table sets forth, for the year ended December 31, 2011, the total compensation earned for our non-employee members of the Board of Directors.

Director Compensation

	Fees Earned or
Name (1)	Paid In Cash	Stock Awards (2)	Total
Brian J. Cassidy	$56,000	$159,594	$215,594
Paul R. Goodwin	26,500	—	26,500
John J. Huntz, Jr.	150,000	159,594	309,594
Peter J. Kight	30,750	159,594	190,344
Dan L. Lautenbach	48,500	159,594	208,094
Thomas E. Noonan	56,000	159,594	215,594
Deepak Raghavan	48,500	159,594	208,094

(1)	We report amounts paid to Mr. Sinisgalli, our only employee director, in the Summary Compensation Table below.
(2)	This column represents the aggregate grant date fair value for restricted stock awards granted in 2011 in accordance with the stock compensation topic in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification”). These award fair values have been determined based on the closing price of the Company’s stock on the date of grant.

The following table summarizes the equity awards we have made to our Board of Directors that are outstanding as of December 31, 2011.

Non-Management Director Outstanding Stock Awards as of December 31, 2011

	Number of Shares of Unvested	Number of Shares Underlying
Name	Restricted Stock	Unexercised Stock Options
Brian J. Cassidy	4,448	122,500
John J. Huntz, Jr.	4,448	97,500
Dan L. Lautenbach	4,448	12,500
Thomas E. Noonan	4,448	75,000
Deepak Raghavan	4,448	35,000

Board of Directors Committees

The Board of Directors has established three permanent committees that have certain responsibilities for our governance and management. They include the Audit Committee, Compensation Committee, and Nomination and Governance Committee. The Board has adopted charters for the Audit Committee, Compensation Committee, and Nomination and Governance Committee, which can be found in the Investor Relations section of our web site at www.manh.com.

Audit Committee. During 2011, the Audit Committee consisted of Messrs. Huntz, Paul R. Goodwin, Lautenbach, and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence and experience requirements applicable to members of the Audit Committee of a Nasdaq-traded company, as well as the Audit Committee independence standards established by the Securities and Exchange Commission (the “SEC”). Further, the Board has determined that Messrs. Huntz and Noonan are “audit committee financial experts,” as defined by the rules of the SEC. Among other responsibilities, the Audit Committee recommends to the Board the selection and discharge of our independent registered public accounting firm, reviews the scope of the audit to be conducted by them, as well as the results of their audit, and reviews our internal controls and financial statements. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm major financial risk exposure and steps management has taken to monitor and control such exposure. During the fiscal year ended December 31, 2011, the Audit Committee met four times. Mr. Goodwin did not stand for reelection at the Company’s 2011 Annual Meeting of Shareholders and ceased to be a member of the Board of Directors, and its committees, as of May 19, 2011.

Compensation Committee. During 2011, the Compensation Committee consisted of Messrs. Noonan, Cassidy, Huntz, and Peter J. Kight. Mr. Noonan serves as Chairman of the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements of the Nasdaq corporate governance rules. The Compensation Committee approves the compensation of all of our executive officers, including the Chief Executive Officer, reviews compensation plans of all directors, officers, and other key executives, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our equity incentive programs and establishes the terms and conditions of all stock, stock options, and stock unit granted under these plans. During the fiscal year ended December 31, 2011, the Compensation Committee met five times. Mr. Kight resigned from the Board of Directors and the Compensation Committee on July 14, 2011.

Nomination and Governance Committee. During 2011, the Nomination and Governance Committee (the “Nomination Committee”) consisted of Messrs. Raghavan, Cassidy, Goodwin, and Huntz. Mr. Raghavan serves as Chairman of the Nomination Committee. The Board of Directors has determined that all members of the Nomination Committee meet the independence requirements of the Nasdaq corporate governance rules. The Nomination Committee is appointed by the Board of Directors to identify and assist in recruiting outstanding individuals who qualify to serve as Board members and to recommend that the Board select a slate of Director nominees for election by our shareholders at each annual meeting of our shareholders in accordance with our Articles of Incorporation, Bylaws, and Georgia law; to recommend Directors for appointment to each Board Committee; to review the performance of the Board and its Committees and make appropriate recommendations; and to oversee our corporate governance guidelines and periodically re-evaluate those guidelines for the purpose of suggesting changes if appropriate. During the fiscal year ended December 31, 2011, the Nomination Committee met four times. Mr. Goodwin did not stand for reelection at the Company’s 2011 Annual Meeting of Shareholders and ceased to be a member of the Board of Directors, and its committees, as of May 19, 2011.

In accordance with the provisions of our Bylaws, shareholders may directly nominate prospective Director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made. The Nomination Committee has not adopted a formal policy with regard to consideration of any director candidate nominated by shareholders for inclusion in the Board’s slate. The Nomination Committee believes that such a policy is not necessary or appropriate because of the shareholders’ ability to directly nominate Director candidates for the Board.

In identifying qualified individuals to become members of the Board of Directors, the Nomination Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Nomination Committee evaluates each individual’s experience, integrity, competence, diversity (including occupational, geographic, and age diversity), skills, and dedication in the context of the needs of the Board of Directors. The Committee generally identifies Director nominees through the personal, business, and organizational contacts of existing Directors and management. However, the Committee may use a variety of sources to identify Director nominees, including third-party search firms, counsel, advisors, and shareholder recommendations. The composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Board Leadership Structure

Our Bylaws allow, but do not require, our Board of Directors to appoint an officer or a non-executive to the position of Chairman of our Board of Directors. Our Board of Directors has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent director, serves as Chairman of the Board and Peter F. Sinisgalli serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Director’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board of Directors believes that having separate positions and having an independent outside Director serve as Chairman currently is the appropriate leadership structure for Manhattan Associates.

Code of Ethics and Insider Trading Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board of Directors, our executive officers, and our employees. We have posted the Code of Business Conduct and Ethics policy in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify, or waive a provision in the Code of Business Conduct and Ethics, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on our web site as necessary.

Our Insider Trader policy prohibits our Board of Directors, our executive officers, and employees from buying or selling any of our securities or options with respect to our securities without obtaining prior approval from our Chief Legal Officer. This seeks to assure that the Board of Directors, executive officers, and employees will not trade in our securities at a time when they are in possession of material inside information. In addition, our policy specifically prohibits short sales in our stock.

Risk Management

While we believe that risk management is the responsibility of every employee, senior management is ultimately accountable to our Board of Directors and shareholders for risk management. Senior management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors receives regular reports from members of senior management on areas of material risk to Manhattan Associates, including operational, financial, legal and regulatory, strategic, competitive, and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board of Directors on risk management-related and any other matters.

While our Board of Directors is ultimately responsible for risk oversight at Manhattan Associates, our three Board Committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The Nomination Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

In keeping with its responsibilities, the Compensation Committee has evaluated potential risks arising from the Company’s compensation policies and practices, and concluded that any such risks are not likely to have a material adverse effect on the Company. Among other possible risks, the Compensation Committee considered risks related to the consolidated and license revenue components of its incentive plans. In reaching its conclusion, the Compensation Committee reviewed and considered various factors, including the following:

•	For many participants, there are both short-term (annual) cash and long-term equity incentives;

•

Short-term incentives and long-term performance-based incentives use adjusted earnings per share as a performance objective in addition to revenues, have multiple earning opportunity levels, and are capped at 200% of target;

•	Long-term equity incentives include both performance-based and service-based awards; and

•	The Compensation Committee reviews and approves performance goals and reviews results before incentives are paid.

Executive Officers

In addition to Peter F. Sinisgalli, the following individuals serve as our executive officers as of December 31, 2011:

Dennis B. Story, age 48, has served as our Executive Vice President, Chief Financial Officer, and Treasurer since January 12, 2011. Previously, Mr. Story served as our Senior Vice President, Chief Financial Officer, and Treasurer from joining the Company in March 2006 through January 2011. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc., in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc., from December 2000 until August 2003.

Eddie Capel, age 50, has served as our Executive Vice President and Chief Operating Officer since January 12, 2011. Previously, Mr. Capel served as our Executive Vice President—Global Operations from January 2009 to January 2011. In this capacity, Mr. Capel was responsible for the Company’s global product management, research and development, and customer support functions. From January 2008 through January 2009, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions (RTS), including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an Industrial Automation/Robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom.

Jeffrey S. Mitchell, age 44, has served as our Executive Vice President, Americas Operations since January 2005. Previously, Mr. Mitchell served as our Executive Vice President—Americas Sales and Marketing from January 2004 to January 2005. From April 1997 to January 2004, Mr. Mitchell held various sales management roles with the Company. From April 1995 until April 1997, Mr. Mitchell was a sales representative for The Summit Group, now a part of CIBER Enterprise Solutions, a provider of supply chain and ERP services. From May 1991 until April 1995, Mr. Mitchell served in various aspects of account management in the employer services division of Automatic Data Processing, Inc., providing outsourced payroll and human resources solutions.

Bruce S. Richards, age 57, has served as our Senior Vice President, Chief Legal Officer, and Secretary since August 2011. Prior to that, Mr. Richards was a partner in the Atlanta-based law firm Taylor English Duma LLP, where he practiced as a member of the firm’s corporate and business law department since 2005. In 2007, while at Taylor English Duma, Mr. Richards also served as interim general counsel for Witness Systems, Inc. Before joining Taylor English Duma, Mr. Richards served in various corporate legal positions, including serving as corporate vice president, general counsel and secretary of Certegy Inc., a financial services company, from 2001 through 2002, following Certegy’s spinoff from Equifax Inc., corporate vice president and general counsel of credit reporting company Equifax Inc., from 1996 through 2000, and vice president and general counsel of financial services company Telecredit, Inc., from 1989 through 1990, prior to its sale to Equifax.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company delivered solid results in 2011 as evidenced by the following 2011 performance highlights:

•	Total revenues increased 11%

•	Adjusted Diluted EPS increased 47%

•	GAAP Diluted EPS increased 67%

•	Stock price increased 33% (from December 31, 2010 to December 31, 2011)

These strong performance results are reflected in our executive compensation payouts for 2011, as evidenced by the following executive compensation highlights:

•	Executive bonuses for 2011 performance were earned at 100% of target

•	Restricted stock grants tied to 2011 performance were earned at 100% of target

•	The value of outstanding equity awards and executive stock ownership increased commensurate with the increase in shareholder value

Alignment between company performance and executive compensation is the cornerstone of our executive compensation philosophy and program design. We also believe that our overall governance of executive compensation is sound and reflects many best practices, including:

•	Separate CEO and Chairman of the Board

•	Oversight by an active, engaged, and independent Compensation Committee

•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking

•	Equity plans that prohibit option re-pricing and cash buyouts without shareholder approval

•	Double-trigger change-in-control benefits

•	Elimination of the excise tax gross-up from the CEO employment agreement

•	Limited executive perquisites

In approving compensation arrangements for 2012, the Compensation Committee considered the strong pay-for-performance results and governance practices highlighted above, as well as the fact that 95% of the shares that were voted on the 2011 “say on pay” vote (discussed below) were voted in favor of the Company’s executive compensation program. Accordingly, the Compensation Committee approved a few minor changes to the executive compensation program for 2012, including the following:

•	Salaries, bonus opportunities, and long-term incentive grant values were increased modestly

•	The short-term incentive plan design remains the same as 2011

•	The long-term incentive plan design remains the same as 2011, except for a change from restricted stock to restricted stock units

•	A new employment agreement was negotiated and entered into with the CEO

The remainder of the Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation.

Determining Executive Compensation

The Role of the Compensation Committee

The Compensation Committee is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers, and for administering the Company’s Stock Incentive Plan. The Committee is currently comprised of three non-employee directors: Messrs. Noonan (Chairman), Cassidy, and Huntz. The Committee’s overall objective is to establish a compensation policy that will (i) attract, retain, and reward executives who will and do contribute to achieving the Company’s business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company’s long-term investors.

The Role of Independent Consultants

The Compensation Committee has the authority to hire compensation consultants and other advisors it believes are necessary and appropriate to fulfill its principle duties. From 2008 to 2011, the Compensation Committee hired Pearl Meyer & Partners (PMP) as its independent consultant. PMP reports to and is directed by the Compensation Committee, and provides no other services to the Company. In general, PMP is directed by the Committee to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the design of our pay programs to ensure strategic, performance, and competitive alignment, and to participate in Committee meetings where substantive executive compensation decisions are being made.

The Role of Senior Management

The Chief Executive Officer (“CEO”) generally makes recommendations to the Compensation Committee for compensation adjustments for the named executive officers other than himself. The Chief Financial Officer and Senior Vice President, Human Resources provide support to the CEO with respect to data, analysis, and advice in formulating specific recommendations. The Chief Legal Officer generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.

The Role of Peer Groups and Survey Data

The Compensation Committee does consider pay information from other companies when making pay determinations for the Company’s executives, including the named executive officers. However, this is only one of many factors considered by the Compensation Committee when making pay determinations, and the Compensation Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if the Company’s executive compensation levels in the aggregate and by component are within a reasonable range of other similar companies.

The precise nature of our peer comparison activities varies each year based on the needs of the Company and the Committee in making pay determinations. Generally, the Company’s peer comparison activities include a review of both peer group and survey data. For purposes of determining 2011 compensation, the peer group comprised the following companies:

• ANSYS, Inc.	• Informatica Corporation

• ACI Worldwide, Inc.	• JDA Software Group, Inc.

• Ariba Inc.	• MicroStrategy Incorporated

• Aspen Technology, Inc.	• Pegasystems, Inc.

• Advent Software, Inc.	• Progress Software Corporation

• Blackbaud, Inc.	• Radiant System, Inc.

• Blackboard, Inc.	• RealNetworks, Inc.

• Concur Technologies, Inc.	• Synchronoss Technologies

• Digital River, Inc.	• Tibco Software, Inc.

• Epicor Software Corp.	• Tyler Technologies, Inc.

The Compensation Committee annually reviews pay and performance data from the peer group as well as pay data from various compensation surveys. Both the peer group and survey data included in the comparisons included companies that were comparable with respect to revenue level, industry segment, and competitive employment market to the Company. The specific peer companies, survey sources, and forms of analysis change from year to year based on the best available data and the key priorities of the Compensation Committee. This information was considered by the Compensation Committee along with other relevant information, such as the performance of the Company and of each executive. Recommendations were also presented to the Compensation Committee by the CEO. (No other executive officer has direct input to the Compensation Committee regarding the compensation of the named executive officers.)

The Role of “Say on Pay”

At its 2011 Annual Meeting of Shareholders, the Company conducted its first advisory vote on executive compensation—the “say on pay” vote. The matter received the approval of holders of approximately 95% of the shares of Common Stock that were actually voted, indicating strong support from the Company’s shareholders for the compensation program for named executive officers. Consistent with the Board’s recommendation, the shareholders also approved, on an advisory basis, holding the say-on-pay vote on an annual basis. The Board currently intends to hold the advisory say-on-pay vote annually, and is consequently again soliciting this year the advisory approval of the shareholders of the compensation of the named executive officers as set forth in this Proxy Statement.

The Compensation Committee appreciates the support of the Company’s shareholders for its executive compensation program, and considered that support in structuring a 2012 program largely consistent with the prior year’s. It is, however, the responsibility of the Board and Compensation Committee to determine executive compensation, and consequently, while the Board and Compensation Committee intend to consider the results of future advisory votes on executive compensation, they reserve the right to make compensation decisions that may not secure strong support from the Company’s shareholders if in the Board’s and Compensation Committee’s judgment such actions are advisable or necessary to achieve the objectives of the executive compensation program.

Principle Elements of Executive Compensation

The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company’s compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards; and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Company believes cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity and that balances short-term and long-term performance and reward objectives.

Base Salary. Minimum salaries for the named executive officers are established in their employment agreements with the Company. The salaries of the named executive officers are reviewed annually by the Compensation Committee for adjustment. When establishing base salaries of our executive officers for 2011, the Compensation Committee considered survey data and salaries within the peer group, as well as a variety of other factors, including the global macro-economic conditions, market developments, the Company’s past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations and cost-of-living and other local geographic considerations, where applicable. Generally, we believe that our executives’ base salaries should be targeted near the median of the range of base salaries for executives in similar positions at comparable companies. The actual base salaries paid to the named executive officers in 2011 are disclosed in the Summary Compensation Table.

Annual Cash Incentive Plan. The purpose of the Company’s short-term incentive plan (its annual cash incentive plan) is to align the short-term incentive bonuses with the achievement of annual corporate performance. For all named executive officers, the short-term incentive opportunity for 2011 was based on corporate performance with regard to consolidated revenue and adjusted earnings per share (“adjusted EPS”), subject to the limitation that payout of the incentive in excess of target required the Company to meet a specified level of license revenue for the year. Consolidated revenue is a GAAP (generally accepted accounting principles) financial figure shown on the Company’s income statement. Adjusted EPS is a non-GAAP financial figure and is the Company’s earnings per share after excluding amortization of intangible assets, stock-based compensation expenses, restructuring charges, asset impairment charges, sales tax recoveries, and unusual tax adjustments. In addition, when the Company establishes its annual budget, it does not plan for Common Stock repurchases. As a result, the earnings per share benefit from Common Stock repurchases, if applicable, is eliminated from the calculation of the adjusted EPS portion of annual incentives. The annual cash incentive plan also excludes hardware and other revenue from the annual cash incentive plan targets to better align our revenue and adjusted EPS growth objectives. These definitions were developed to reflect the underlying operating variables while attempting to minimize any unintended consequences.

The Company’s management uses non-GAAP measures to manage the business and evaluate its performance. Management believes adjusted EPS results are useful to investors in evaluating the Company’s operating performance on a comparable basis to other software companies. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets, and manage expenditures. Before any payouts are made under the bonus plan based on the achievement of Company metrics, the Compensation Committee reviews the results to confirm that the Company results have been achieved and the bonus payout percentages have been calculated according to the Company’s annual cash incentive plan.

Consolidated revenue and adjusted EPS were weighted equally in the calculation of incentive bonuses to the named executive officers for 2011. Individual performance was not a factor in the determination of these incentive bonuses. Individual performance was intentionally excluded from the incentive bonus formula for named executive officers in order to focus and reward the team for collectively achieving the Company’s objectives. The Committee believes that the combination of consolidated revenue and adjusted EPS creates the proper balance for motivating and rewarding profitable growth in the near term that will translate into strong returns for shareholders over the long-term.

In order for the Company’s executive officers to earn their cash incentive compensation, a minimum percentage of the Company’s targeted incentive goal amounts for consolidated revenue and adjusted EPS must be attained. If these performance goals are not fully attained, named executive officers receive less than their target incentive opportunity. If performance goals are exceeded, executive officers receive more than their target incentive opportunity in the final quarter of the year, as incentive payouts for the first three quarters of the year are capped at 100% of target. No cash incentive bonuses are paid if performance is below a minimum threshold level, and maximum cash incentive bonuses are capped at 200% of the participant’s target incentive opportunity. In order to earn cash incentives above the target award level a specified level of license revenue must be met. The percentages of targeted consolidated revenue and adjusted EPS achieved were calculated quarterly, and quarterly payouts were made if the achieved percentages exceeded the respective threshold percentage of both the quarterly prorated and year to date targeted incentive goals.

The following table provides the 2011 cash incentive payout targets as a percentage of the targeted incentive goals for consolidated revenue and adjusted EPS.

2011 Short-Term Incentive Plan Design

	Company Performance % of Plan Target	Participant Incentive Payout % of Target
Consolidated Revenue
Threshold goal	88%	0%
Target goal achieved	100%	100%
Maximum goal achieved	115%	200%

Adjusted EPS
Threshold goal	84%	0%
Target goal achieved	100%	100%
Maximum goal achieved	120%	200%

Payouts for consolidated revenue and adjusted EPS amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated on a straight line interpolation basis.

In setting performance goals, the Compensation Committee reviews and evaluates the operating plan prepared by senior management as part of its annual budgeting process. In approving performance goals, the Compensation Committee considers the degree of difficulty and probability of achieving the target performance requirements. The annual incentive plan is designed to emphasize the creation of shareholder value through growth in consolidated revenue and adjusted EPS. The specific bonus targets were selected so that the relative difficulty of achieving the 2011 consolidated revenue and adjusted EPS targets were consistent with prior year approaches in setting performance objectives.

As part of the annual budgeting process, senior management prepares an annual budget, which considers a variety of factors including but not limited to: global economic trends, supply chain management information technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development to maintain sustainable competitive advantage, and historical financial performance. The Company’s goal is to extend its position as a leading global supply chain solutions provider by increasing its revenues faster than its competitors. In connection with setting the annual incentive plan objectives, the Compensation Committee reviewed senior management’s proposed 2011 budget and the critical assumptions underlying it and, based on the collective judgment of the Compensation Committee, approved the budgeted targets. For 2011, these budgeted revenue and adjusted EPS targets were designated the target performance requirements for payouts under the annual incentive plan.

The following table sets forth each named executive officer’s full year bonus targets, payout amounts and payout percentages earned in 2011:

		2011 Short-Term Incentive Plan Payout vs. Target
Name	Title	Target	Payout	Payout %
Peter F. Sinisgalli	President, Chief Executive Officer and Director	$494,000	$494,000	100%
Dennis B. Story	EVP, Chief Financial Officer and Treasurer	215,000	215,000	100%
Eddie Capel	EVP, Chief Operating Officer	235,000	235,000	100%
Jeffrey S. Mitchell	EVP, Americas Operations	365,000	365,000	100%
Bruce S. Richards (1)	SVP, Chief Legal Officer and Secretary	62,500	62,500	100%

(1)	Mr. Richards joined the Company in August 2011 as Senior Vice President, Chief Legal Officer and Secretary.

These incentive payouts were based entirely on the measures and goals established by the Compensation Committee at the beginning of the year. In 2011, all participants in the cash incentive plan earned the same payout as a percent of target.

The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s incentive bonus under the short-term incentive plan. The Compensation Committee did not exercise this right with regard to incentive bonuses for executive officers in 2009, 2010 or 2011.

Equity Incentives. Stock-based incentives are used by the Company to provide incentives to improve the Company’s financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. Stock incentives are designed to align the interests of the Company’s executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the shareholders’ return. In addition, the vesting of stock incentives over a period of time is designed to create an incentive for the individual to remain with the Company. The Company historically has granted stock options and restricted stock to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company.

In early 2010, the Compensation Committee decided to change the Company’s equity grant practices eliminating stock option awards in favor of 100% restricted stock grants with the objective to optimize its performance and retention strength while managing program share usage to improve long-term equity overhang. In January 2012, in order to simplify equity grant administration, the Company changed its practice of granting restricted stock in favor of restricted stock unit grants, which units convert to Company Common Stock upon vesting. There is no material difference to either the Company or the executives receiving the grants between the grant of restricted stock and the grant of restricted stock units; however, in contrast to the granting of restricted stock shares, no stock will actually be issued under the restricted stock unit grants until units vest.

Equity-based compensation is an important and significant component of executive compensation at the Company. In setting the form and level of equity grants for named executive officers, the Compensation Committee considers a variety of factors including:

•	Market competitive levels of total compensation

•	Market competitive levels and forms of equity-based compensation

•	Alignment with company performance and shareholder value

•	Retention strength

•	Global macro-economic conditions

•	The Company’s recent performance and trends

•	The executive’s recent performance and potential future contribution

•	The resulting annual grant rate from aggregate awards

•	The resulting availability of shares under shareholder approved equity plans

•	The resulting cost to the Company and alignment of the cost to participant value

During the fiscal year ended December 31, 2011, an aggregate of 113,150 shares of restricted Common Stock were granted to the Company’s named executive officers. In approving grant levels for the named executive officers, the Compensation Committee also reviewed aggregate grant levels for all recipients in order to ensure that the annual grant rate was within competitive norms and sustainable over time.

As in 2010, the awards granted in 2011 are 50% service-based and 50% performance-based and generally vest in four equal annual increments starting on the first anniversary of the grant date for both service-based and performance-based grants, with the performance portion tied to annual revenue and adjusted earnings per share targets for fiscal year 2011. Included in the 2011 restricted stock grants are 49,490 shares of performance-based awards granted to the Company’s named executive officers. The Company does not currently have any additional holding periods for shares acquired upon option exercise or upon restricted stock vesting.

The Committee intends to review the form and level of equity grants to named executive officers in future years relative to the factors cited above. There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices, and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.

Performance-Based Awards. Performance-based grants are intended primarily to provide our executives with incentives to improve our Company’s performance, as the executives benefit from these awards only if we meet the financial goals specified in the awards. Performance-based grants are unvested on the date of grant and are subject to performance-based vesting conditions. The actual number of awards earned is dependent on our achievement of certain consolidated revenue and adjusted EPS targets for the fiscal year in which the award is granted. Each award terminates, unvested, if we do not achieve certain minimum consolidated revenue and adjusted EPS thresholds for the year in which the award is granted, as defined in the award agreement.

Once earned, and provided that the executives continue to be employed by us, performance-based awards generally vest in four equal annual increments starting on the first anniversary of the grant date. Based on our financial performance in 2011, 100% of the performance-based awards granted in 2011 were earned.

Other Benefits. Benefits offered to the Company’s named executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company’s named executive officers are substantially the same as those offered to all of the Company’s regular employees.

The Company’s tax-qualified deferred compensation 401(k) Savings Plan (the “401(k) Plan”) covers all of the Company’s eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 60% of their annual compensation subject to a maximum of $16,500. Historically, the Company provided additional matching contributions in the amount of 50% up to the first 6% of salary contributed under the 401(k) Plan. During the second quarter of 2009, the Company suspended its 401(k) matching contribution for the remainder of 2009 and full year 2010. In 2011, the Company reinstated its matching contribution program, which provides for a 25% matching contribution up to 6% of eligible compensation being contributed. In 2012, the Company reinstated its historical matching contribution program, which provides for a 50% matching contribution up to 6% of eligible compensation being contributed. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made.

Compensation of the Chief Executive Officer

The Chief Executive Officer participates in the same executive compensation programs as our other executive officers, including the named executive officers. Mr. Sinisgalli is party to an employment agreement which sets forth the material terms of his employment, his compensation, and various separation payments (see the section labeled “Employment Agreements” below). The material terms of the agreement were negotiated by the Compensation Committee after consideration of prevailing market practices, the needs of the Company and the CEO, and the advice of outside counsel and the Committee’s independent consultant.

In determining compensation for the CEO, the Committee considers the same information and factors that are used in determining compensation for the other NEOs, except that the CEO does not make a recommendation to the Committee for his own compensation. For 2011, the Committee set Mr. Sinisgalli’s base salary at $484,000, with a target bonus opportunity equal to $494,000. In addition, the Committee approved a grant of 17,461 shares of service-based restricted stock and 17,462 shares of performance-based restricted stock vesting over a four year period from the grant date as detailed in the Stock Awards Vesting Schedule on page 24. The performance-based restricted stock is earned or not earned over a one year performance period, and vest over four years total including the one year performance period. Based on the Company’s revenue and adjusted EPS performance in 2011, Mr. Sinisgalli earned a bonus of $494,000 and 100% of the performance-based restricted stock award. In 2012, the Company intends to pay Mr. Sinisgalli a base salary of $500,000 and has established a target performance-related bonus opportunity of $500,000.

Employment Agreements

Mr. Sinisgalli is party to an executive employment agreement and a severance and non-competition agreement with the Company. In July 2007, the Compensation Committee approved a modification to Mr. Sinisgalli’s employment agreement, extending the term of the original agreement to April 12, 2012. Under the agreement as modified, Mr. Sinisgalli is entitled to receive an annual base salary of $440,000 (prorated for any year of partial service) and a performance-related bonus targeted at $450,000 per year. The amount of salary and bonus to be received by Mr. Sinisgalli may be increased annually at the discretion of the Board of Directors, in regard to salary, and the Compensation Committee, in regard to bonuses. All of his unvested stock options granted pursuant to the modification will vest if after a change of control, Mr. Sinisgalli’s employment is terminated other than for cause or constructively terminated, if such termination or constructive termination occurs within two years of the change of control. Under the agreement, Mr. Sinisgalli has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Sinisgalli has agreed not to solicit the Company’s customers for a period of one year following any termination. In the event of termination of his employment other than for cause or at the expiration of the agreement’s term, Mr. Sinisgalli is eligible to receive eighteen months of his then current base salary, including COBRA payments for Mr. Sinisgalli’s family medical and dental coverage, and will have 90 days in which to exercise his vested stock options.

In December 2011, the Company entered into a new employment agreement with Mr. Sinisgalli, to become effective following the expiration of the current agreement in April 2012. The Board of Directors authorized a committee consisting of the Chairman of the Board and the Chairman of the Compensation Committee to negotiate and enter into, with the assistance of the Board’s compensation consultant and outside legal counsel, the agreement with Mr. Sinisgalli.

Under the new agreement, Mr. Sinisgalli is entitled to an annual base salary, subject to annual increases at the discretion of the Board or Compensation Committee, and will be eligible to receive a performance-based bonus with a target opportunity of no less than 100% of his base salary, as determined by the Board or Compensation Committee. Mr. Sinisgalli is also eligible to receive performance- and/or service-based equity incentives from time to time under the Company’s stock incentive plan. The form, vesting, forfeiture, and other terms and conditions of those grants will be determined by the Board or the Compensation Committee, provided that equity incentives granted to Mr. Sinisgalli that provide solely for service-based vesting will vest in 16 equal quarterly installments beginning on the last day of the calendar quarter ending more than 60 days after the grant date.

If Mr. Sinisgalli’s employment is terminated by the Company, other than for cause, disability, or his death, or if Mr. Sinisgalli quits as a result of a “constructive termination,” he will be entitled to continuation of his base salary and health coverage for eighteen months as severance benefits, subject to his execution of a general release in favor of the Company and his compliance with certain noncompete, nonsolicitation, and confidentiality covenants. In addition, if Mr. Sinisgalli is terminated after a “change of control” of the Company under the circumstances described in the preceding sentence, he will be entitled to a pro rata bonus for the year of termination. In general, the severance payments to Mr. Sinisgalli are limited such that he will not receive any “parachute payment” as described in Section 280G of the Internal Revenue Code. Further, he is not entitled under the new agreement to any reimbursement or “gross up” of any excise taxes he may become obligated to pay under Section 4999 of the Internal Revenue Code.

Mr. Story is party to an executive employment agreement, a severance and non-competition agreement, and a modification agreement with the Company pursuant to which he is entitled to receive an annual base salary of $255,000, with a performance-related bonus targeted at $178,500 per year. The amount of salary and bonus to be received by Mr. Story may be increased annually. In 2011, the Company paid Mr. Story a base salary of $315,000 and a target performance-related bonus of $215,000. In 2011, Mr. Story received a grant of 7,155 shares of service-based restricted stock and 7,155 shares of performance-based restricted stock. The service-based restricted stock, and, because Mr. Story has earned 100% of the performance-based restricted stock, all of the performance-based restricted stock, will vest in four equal annual installments, which vesting began on January 27, 2012. Under Mr. Story’s agreements, if his employment is terminated by the Company other than for cause, or constructively terminated, he is eligible to receive twelve months of his then current base salary and one year of COBRA payments for his family medical and dental coverage following the termination. Severance payments are payable in twelve equal monthly installments from the date of termination. As a condition to his receipt of payments based on termination of his employment, Mr. Story has agreed not to work for certain direct competitors of the Company, or solicit the Company’s customers with whom he had contact during the final year of his employment, for a period of one year following termination of his employment. All of his unvested stock options will vest upon a change of control, as defined in the agreements, and all of his restricted shares will vest, if after a change of control, Mr. Story’s employment is terminated other than for cause, or constructively terminated, within two years of the change of control. Mr. Story has agreed to assign to the Company all patents, copyrights, and other intellectual property developed by him in the course of his employment. Following termination of his employment by the Company (other than for cause), Mr. Story will have 90 days following the termination in which to exercise his vested stock options.

Mr. Capel is party to a severance and non-competition agreement, and a modification agreement. The amount of salary and bonus to be received by Mr. Capel may be increased annually. In 2011, the Company paid Mr. Capel a base salary of $355,000 and a performance-related bonus of $235,000. In 2011, Mr. Capel received a grant of 12,606 shares of service-based restricted stock and 12,607 shares of performance-based restricted stock. The service-based restricted stock, and, because Mr. Capel has earned 100% of the performance-based restricted stock, all of the performance-based restricted stock, will vest in four equal annual installments, which vesting began on January 27, 2012. Under Mr. Capel’s agreements, if his employment is terminated by the Company other than for cause, or constructively terminated, he is eligible to receive twelve months of his then current base salary and one year of COBRA payments for his family medical and dental coverage following the termination. Severance payments are payable in twelve equal monthly installments from date of termination. All of his unvested stock options and restricted shares will vest if after a change of control, as defined in his agreements, Mr. Capel’s employment is terminated other than for cause, or constructively terminated, within two years of the change of control. Mr. Capel has agreed to assign to the Company all patents, copyrights, and other intellectual property developed by him in the course of his employment. Mr. Capel has agreed not to work for certain direct competitors of the Company, or solicit the Company’s customers with whom he had contact during the final two years of his employment, for a period of one year following termination of his employment. Following the termination of his employment by the Company (other than for cause), Mr. Capel will have 30 days following the termination in which to exercise his vested stock options.

Mr. Mitchell is party to an executive employment agreement and a separation and non-competition agreement with the Company pursuant to which he is entitled to receive an annual base salary of $250,000, with a performance-related bonus based on specific objectives and subjective criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Mitchell may be increased annually. In 2011, the Company paid Mr. Mitchell a base salary of $350,000 and a performance-related bonus of $365,000. In 2011, Mr. Mitchell received a grant of 12,266 shares of service-based restricted stock and 12,266 shares of performance-based restricted stock. The service-based restricted stock, and, because Mr. Mitchell has earned 100% of the performance-based restricted stock, all of the performance-based restricted stock, will vest in four equal annual installments, which vesting began on January 27, 2012. Under Mr. Mitchell’s agreements, if his employment is terminated by the Company other than for cause, or constructively terminated, he is eligible to receive twelve months of his then current base salary and one year of COBRA payments for his family medical and dental coverage following the termination. Severance payments are payable in twelve equal monthly installments from date of termination. As a condition to his receipt of payments based on termination of his employment, Mr. Mitchell has agreed not to work for certain direct competitors of the Company for a period of one year following termination of his employment. All of Mr. Mitchell’s unvested stock options granted under the agreement will vest upon a change of control, as defined in the agreements. Mr. Mitchell has agreed to assign to the Company all patents, copyrights, and other intellectual property developed by him in the course of his employment. Following the termination of his employment by the Company (other than for cause), Mr. Mitchell will have 30 days from the date of the termination in which to exercise his vested stock options.

Mr. Richards is party to an executive employment agreement and severance and non-competition agreement with the Company pursuant to which he is entitled to receive an annual base salary of $270,000, with a performance-related bonus targeted at $150,000 per year. The amount of salary and bonus to be received by Mr. Richards may be increased annually. In 2011, the Company paid Mr. Richards a base salary of $110,455 and a performance-related bonus of $62,500 (in each case, based on a pro-rated portion of 2011 in light of his August start date). In 2011, Mr. Richards received a grant of 14,172 shares of service-based restricted stock, which vests in four equal annual installments beginning September 1, 2012. Under Mr. Richards’ agreements, if his employment is terminated by the Company other than for cause, or constructively terminated, he is eligible to receive twelve months of his then current base salary following the termination. If his employment is terminated by the Company both within twenty-four months following a change of control (as defined in his agreements) and prior to December 31, 2013, other than for cause, he is eligible to receive twenty-four months of his then current base salary. If his employment is terminated by the Company other than for cause by a CEO who is a successor to Mr. Sinisgalli or by the Company’s Board of Directors (after Mr. Sinisgalli is no longer CEO) prior to December 31, 2013, then Mr. Richards is eligible to receive twenty-four months of his then current base salary. Severance payments are payable in twelve equal monthly installments from date of termination. All of Mr. Richards’ unvested restricted stock will vest if, after a change of control, as defined in the agreements, his employment is terminated other than for cause, or constructively terminated, within two years of the change of control. Mr. Richards has agreed not to work for certain direct competitors of the Company, or solicit the Company’s customers with whom he had contact during the final year of his employment, for a period of one year following termination of his employment. Mr. Richards has agreed to assign to the Company all patents, copyrights, and other intellectual property developed by him in the course of his employment.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers. The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages will be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Bylaws provide that the Company will indemnify each of its officers, directors, employees, and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative because he or she is or was a director, officer, employee, or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with such action, suit, or proceeding; provided, however, that no indemnification will be made for:

•	any appropriation, in violation of his or her duties, of any business opportunity of the Company;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or

•	any transaction from which he or she derived an improper personal benefit.

The Company has entered into indemnification agreements with certain executive officers and directors providing indemnification similar to that provided in the Bylaws.

EXECUTIVE COMPENSATION

The following table sets forth, for the three years ended December 31, 2011, the total compensation paid to or earned by the named executive officers:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year		Salary	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total
Peter F. Sinisgalli	2011		$484,000	$1,060,612	$—	$494,000	$5,707	$2,044,319
President, Chief Executive	2010		474,000	960,767	—	677,820	—	2,112,587
Officer and Director	2009	(4)	383,333	310,600	303,600	92,000	8,294	1,097,827

Dennis B. Story	2011		$315,000	$434,595	$—	$215,000	$3,675	$968,270
Executive Vice President, Chief	2010		300,000	385,540	—	286,000	—	971,540
Financial Officer and Treasurer	2009	(4)	256,667	108,710	106,260	39,000	2,750	513,387

Eddie Capel	2011		$355,000	$765,719	$—	$235,000	$2,350	$1,358,069
Executive Vice President and	2010		335,000	693,972	—	321,750	—	1,350,722
Chief Operating Officer	2009	(4)	291,200	217,420	212,520	41,600	2,790	765,530

Jeffrey S. Mitchell	2011		$350,000	$745,037	$—	$365,000	$5,574	$1,465,611
Executive Vice President -	2010		350,000	693,972	—	500,500	—	1,544,472
Americas Operations	2009	(4)	317,333	258,839	253,000	110,646	7,716	947,534

Bruce S. Richards (5)	2011		$110,455	$501,831	$—	$62,500	$1,013	$675,799
Senior Vice President, Chief
Legal Officer and Secretary

(1)	These columns represent the aggregate grant date fair value for stock and option awards in accordance with the stock compensation topic in the FASB Codification. These award fair values have been determined based on the assumptions set forth in the Company’s 2011 Annual Report on Form 10-K (Note 2, Stock-Based Compensation).
(2)	Represent amounts earned in the applicable year, regardless of whether such amounts were paid prior to the end of such year.
(3)	In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits have been omitted because the aggregate amount of such perquisites and other personal benefits for each of the named executive officers was less than $10,000 in the fiscal year. The amounts in this column represent the 401(k) match and tax withholding paid by the Company on behalf of named executive officers.
(4)	The amounts disclosed for Salary in 2009 reflect the voluntary salary reductions taken by each executive that was in effect between May 1, 2009 and December 31, 2009 as part of the Company’s overall cost reduction effort during 2009. The unadjusted Salary for 2009 would have been $460,000, $275,000, $312,000, and $340,000 for Mr. Sinisgalli, Mr. Story, Mr. Capel, and Mr. Mitchell respectively.
(5)	Mr. Richards joined the Company in August 2011 as Senior Vice President, Chief Legal Officer, and Secretary.

Grants of Plan-Based Awards

The following table provides additional information about our 2011 annual bonus plans and about restricted stock awards granted to our named executive officers during the year ended December 31, 2011.

Grants of Plan-Based Awards
						Stock
		Estimated Future		Estimated Future		Awards:
		Payouts Under Non-		Payouts Under Equity		Number of	Grant Date
		Equity Incentive Plan		Incentive Plan		Shares of	Fair Value
		Awards (1)		Awards (2)		Stock or	of Stock
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Units (3) (#)	Awards (4)
Peter F. Sinisgalli	1/27/2011	$494,000	$988,000	1	17,462	17,461	$1,060,612
Dennis B. Story	1/27/2011	215,000	430,000	1	7,155	7,155	434,595
Eddie Capel	1/27/2011	235,000	470,000	1	12,607	12,606	765,719
Jeffrey S. Mitchell	1/27/2011	365,000	730,000	1	12,266	12,266	745,037
Bruce S. Richards	9/1/2011	—	—	—	—	14,172	501,831
	8/1/2011	62,500	125,000	—	—	—	—

(1)	These columns represent the Company’s regular annual cash incentive plan threshold, target and maximum awards for 2011.
The actual cash incentives paid to the named executive officers for 2011 pursuant to the plans are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	These columns represent performance-based restricted stock awards, which are unvested on the date of grant. Holders will earn performance-based restricted stock awards if certain consolidated revenue and adjusted earnings per share objectives are met in 2011. The number of earned awards is determined by multiplying the average of the actual revenue and adjusted earnings per share performance for 2011 compared to the established threshold, target and maximum objectives by the maximum number of performance-based restricted stock awards granted. Where the Company’s performance for a metric (revenue or adjusted earnings per share) falls between the threshold and the target objectives, or between the target and the maximum objectives, the relevant performance percentage is determined using linear interpolation. Performance for any metric is capped at 200% of target, and under no circumstances can earned performance-based awards exceed the number of performance-based awards granted. Based on our financial performance in 2011, 100% of the performance-based awards were earned. The earned portion generally vests in four equal annual installments commencing on the first anniversary of the date of grant.
(3)	This column represents service-based restricted stock granted to the executives during 2011 pursuant to the Company’s 2007 Stock Incentive Plan. These shares also generally vest in four equal annual installments commencing on the date of grant.
(4)	This column represents the aggregate grant date fair value for service-based and performance-based restricted stock awards in accordance with the stock compensation topic in the FASB Codification. These award fair values have been determined based on the closing price of the Company’s stock on the date of grant. As mentioned above, 100% of the performance-based awards were earned.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2011. The market value of unvested stock awards is determined based on the closing stock price of $40.48 on December 31, 2011.

Outstanding Equity Awards at Fiscal Year End
		Option Awards (1)				Stock Awards (2)
		Number of	Number of				Market
		Securities	Securities			Number of	Value of
		Underlying	Underlying			Shares of	Shares of
		Unexercised	Unexercised	Option	Option	Stock That	Stock that
	Grant	Options (#)	Options (#)	Exercise	Expiration	Have Not	have not
Name	Date	Exerciseable	Unexerciseable	Price ($)	Date	Vested (#)	Vested ($)
Peter F. Sinisgalli	3/16/2004	92,846	—	$27.95	3/16/2014	—	$—
	1/4/2007	50,000	—	30.16	1/4/2014	—	—
	2/1/2007	10,000	—	28.07	2/1/2014	—	—
	7/19/2007	187,500	12,500	28.52	7/19/2014	—	—
	7/19/2007	—	—	—	—	4,167	168,680
	1/2/2008	—	3,750	25.75	1/2/2015	—	—
	1/2/2008	—	—	—	—	1,250	50,600
	1/19/2009	3,750	18,750	15.53	1/19/2016	—	—
	1/19/2009	—	—	—	—	6,250	253,000
	1/28/2010	—	—	—	—	25,338	1,025,682
	1/27/2011	—	—	—	—	31,650	1,281,192

Dennis B. Story	3/16/2006	11,375	—	$21.54	3/16/2013	—	$—
	1/4/2007	7,350	—	30.16	1/4/2014	—	—
	1/2/2008	5,550	5,250	25.75	1/2/2015	—	—
	1/2/2008	—	—	—	—	1,750	70,840
	1/19/2009	—	10,500	15.53	1/19/2016	—	—
	1/19/2009	—	—	—	—	3,500	141,680
	1/28/2010	—	—	—	—	13,557	548,787
	1/27/2011	—	—	—	—	14,310	579,269

Eddie Capel	12/16/2003	15,000	—	$27.77	12/16/2013	—	$—
	1/4/2006	17,500	—	21.20	1/4/2013	—	—
	1/4/2007	27,000	—	30.16	1/4/2014	—	—
	1/2/2008	7,500	7,500	25.75	1/2/2015	—	—
	1/2/2008	—	—	—	—	2,500	101,200
	1/19/2009	—	21,000	15.53	1/19/2016	—	—
	1/19/2009	—	—	—	—	7,000	283,360
	1/28/2010	—	—	—	—	24,402	987,793
	1/27/2011	—	—	—	—	25,213	1,020,622

Jeffrey S. Mitchell	6/6/2003	25,000	—	$28.06	6/6/2013	—	$—
	1/4/2007	50,000	—	30.16	1/4/2014	—	—
	1/2/2008	37,500	12,500	25.75	1/2/2015	—	—
	1/2/2008	—	—	—	—	4,167	168,680
	1/19/2009	—	25,000	15.53	1/19/2016	—	—
	1/19/2009	—	—	—	—	8,334	337,360
	1/28/2010	—	—	—	—	24,402	987,793
	1/27/2011	—	—	—	—	24,532	993,055

Bruce S. Richards	9/1/2011	—	—	—	—	14,172	$573,683

(1)	Stock options become exercisable in accordance with the vesting schedule below:

Option Awards Vesting Schedule
Name	Grant Date	Vesting
Peter F. Sinisgalli	3/16/2004	6.25% per quarter until accelerated in December 2005
	1/4/2007	6.25% per quarter for 4 years
	2/1/2007	6.25% per quarter for 4 years
	7/19/2007	6.25% per quarter for 4 years
	1/2/2008	6.25% per quarter for 4 years
	1/19/2009	6.25% per quarter for 4 years

Dennis B. Story	3/16/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

Eddie Capel	12/16/2003	25% per year for 4 years until accelerated in December 2005
	1/4/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

Jeffrey S. Mitchell	6/6/2003	1/3 per year for 3 years until accelerated in December 2005
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

(2)	Restricted Stock vests in accordance with the schedule below:

Stock Awards Vesting Schedule
Name	Grant Date	Vesting
Peter F. Sinisgalli	7/19/2007	6.25% per quarter for 4 years
	1/2/2008	6.25% per quarter for 4 years
	1/19/2009	6.25% per quarter for 4 years
	1/28/2010	22,521 shares of service-based restricted stock, which vest 6.25% per quarter for 4 years
	1/28/2010	22,522 shares of performance-based restricted stock, 1/4 vest on first anniversary of the date of grant and the remaining shares vest 6.25% per quarter for 3 years
	1/27/2011	17,461 shares of service-based restricted stock, which vest 6.25% per quarter for 4 years
	1/27/2011	17,462 shares of performance-based restricted stock, 1/4 vest on first anniversary of the date of grant and the remaining shares vest 6.25% per quarter for 3 years

Dennis B. Story	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years

Eddie Capel	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years

Jeffrey S. Mitchell	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years

Bruce S. Richards	9/1/2011	25% per year for 4 years

Option Exercises and Stock Vested Table

The following Option Exercises and Stock Vested table provides additional information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2011.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number	Value	Number of	Value
	of Options	Realized on	Shares Acquired	Realized on
Name	Exercised	Exercise	on Vesting	Vesting
Peter F. Sinisgalli	600,904	$8,804,942	46,674	$1,592,362
Dennis B. Story	80,225	1,309,517	9,768	294,802
Eddie Capel	64,500	1,032,371	16,383	493,985
Jeffrey S. Mitchell	272,000	3,362,671	20,634	623,320

Potential Payments upon Termination of Employment or Change-in-Control

The table below reflect amounts that would become payable to our named executive officers under existing employment agreements and severance and non-competition agreements assuming that such the executive officers’ termination of employment or change in control was effective as of December 31, 2011.

			Value of
	Cash		Accelerated		Health
	Severance		Stock Vesting		Benefits
Peter F. Sinisgalli
Termination without cause or constructive termination	$726,000	(1)	$—		$21,858	(1)
Change of control with termination without cause or constructive termination	726,000	(1)	672,550	(2)	21,858	(1)
Dennis B. Story
Termination without cause or constructive termination	315,000	(3)	—		14,572	(3)
Change of control	—		339,308	(4)	—
Change of control with termination without cause or constructive termination	315,000	(3)	1,679,884	(5)	14,572	(3)
Eddie Capel
Termination without cause	355,000	(3)	—		14,572	(3)
Change of control with termination without cause or constructive termination	355,000	(3)	3,027,400	(5)	14,572	(3)
Jeffrey S. Mitchell
Termination without cause or constructive termination	350,000	(3)	—		14,572	(3)
Change of control	—		807,875	(6)	—
Change of control with termination without cause or constructive termination	350,000	(3)	807,875	(6)	14,572	(3)
Bruce S. Richards
Termination without cause or constructive termination prior to December 31, 2013	540,000	(7)	—		—
Termination without cause or constructive termination beginning December 31, 2013	270,000	(8)	—		—
Change of control with termination without cause or constructive termination	540,000	(7)	573,683	(9)	—

(1)	Mr. Sinisgalli’s severance and non-competition agreement provides for the payment of eighteen months of his then current base salary and eighteen months of COBRA payments for medical and dental benefits for Mr. Sinisgalli and his family in the event of termination other than for cause. This agreement also provides for a gross up for any excise taxes up to $1 million, with certain exceptions. As of December 31, 2011, no excise tax would have been payable and therefore no amount related to excise tax has been included in the above table.
(2)	Mr. Sinisgalli’s severance and non-competition agreement provides for the vesting of all unvested options upon a change of control and subsequent termination of employment by the Company other than for cause or constructive termination within two years of that change of control. The amount included in the table for the vesting of previously unvested stock options is the intrinsic value—i.e., the amount by which the market value of the Company’s Common Stock on December 31, 2011 ($40.48 per share) exceeded the exercise price as of December 31, 2011 of the unvested “in-the-money” stock options.
(3)	The executive’s severance and non-competition agreement provides for the payment of twelve months of his then current base salary and twelve months of COBRA payments for the executive’s and his family’s medical and dental benefits if the executive’s employment is terminated by the Company other than for cause, or constructively terminated.
(4)	Mr. Story’s employment agreement provides for the vesting of all unvested options upon a change of control. The amount included in the table for the vesting of previously unvested stock options is determined with the method described in footnote 2.
(5)	The executive’s employment agreement provides for the vesting of all unvested options and restricted stock upon a change of control and subsequent termination of employment by the Company other than for cause or constructive termination within two years of that change of control. The amount included in the table for the vesting of previously unvested stock options is determined with the method described in footnote 2.
(6)	Mr. Mitchell’s non-competition and severance agreement provides for the vesting upon a change of control of all unvested options granted under the agreement. The amount included in the table for the vesting of previously unvested stock options is determined with the method described in footnote 2.
(7)	Mr. Richards’ severance and non-competition agreement provides for the payment of twenty-four months (rather than twelve months) of then current base salary if his employment is terminated (i) by a CEO who is a successor to Mr. Sinisgalli or by the Company’s Board of Directors (after Mr. Sinisgalli is no longer CEO) prior to December 31, 2013, other than for cause, or (ii) by the Company within twenty-four months following a change of control and prior to December 31, 2013, other than for cause.
(8)	Except as described in footnote 7, Mr. Richards’ severance and non-competition agreement provides for the payment of twelve months of his then current base salary if his employment is terminated by the Company other than for cause, or constructively terminated,
(9)	Mr. Richards’ severance and non-compete agreement provides for the vesting of all unvested restricted stock upon a change of control and subsequent termination of employment by the Company other than for cause or constructive termination within two years of that change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-employee Directors were the members of the Compensation Committee of the Board of Directors during 2011: Thomas E. Noonan (Chairman), John J. Huntz, Jr., Brian J. Cassidy, and Peter J. Kight. As discussed above, Mr. Kight resigned from the Board of Directors and the Compensation Committee on July 14, 2011. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other Directors requiring disclosure in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who own beneficially more than 10% of the Common Stock to file reports of initial statements of ownership and statements of changes in ownership of such stock with the Securities and Exchange Commission. Directors, executive officers and persons owning beneficially more than 10% of the Common Stock are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file with the Commission. To the Company’s knowledge, based solely on the information furnished to the Company, all Directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2011, except inadvertent late filings to report: (1) the grant of restricted stock by the Company to Messrs. Capel, David K. Dabbiere (the Company’s former general counsel), Mitchell, Sinisgalli, and Story on January 27, 2011; (2) the satisfaction on January 28, 2011 of performance conditions for restricted stock previously granted to Messrs. Capel, Dabbiere, Mitchell, Sinisgalli, and Story; (3) the exercise of stock options and disposition of common stock by Mr. Mitchell on February 9, 2011; (4) the grant of restricted stock by the Company to Messrs. Cassidy, Huntz, Kight, Lautenbach, and Raghavan on May 19, 2011; and (5) the exercise of stock options and disposition of common stock by Mr. Huntz on November 15, 2011.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2012 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2012 (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).

Compensation Committee

Thomas E. Noonan, Chairman

Brian J. Cassidy

John J. Huntz, Jr.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

POLICY ON RELATED PARTY TRANSACTIONS

The Company’s Code of Business Conduct and Ethics, which is available in the Investor Relations section of our web site at www.manh.com, and its conflicts of interest policy provide generally that the Company’s Directors, officers, and employees must avoid any personal, financial, or family interest that could keep that person from acting in our best interest. Approval of the Chief Executive and Chief Legal Officers is needed for such conflicts; however, the Company has an unwritten policy that conflicts involving Directors or executive officers must be approved by the Audit Committee or the independent members of the Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee of the Board of Directors currently consists of Messrs. Huntz (Chairman), Lautenbach, and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 480), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent registered public accounting firm, Ernst & Young LLP, has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP that firm’s independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company is compatible with Ernst & Young LLP’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, which it made using the criteria set forth by the Committee Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2011.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Audit Committee

John J. Huntz, Jr., Chairman

Dan L. Lautenbach

Thomas E. Noonan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2

RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables, and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal).

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals—the attainment of which does not require the taking of an unreasonable amount of risk. For 2011, the following reflects the target pay mix for our CEO and the aggregate target pay mix for our other four named executive officers:

For 2011, the short-term incentive opportunity was tied to the attainment of the Company’s revenue and adjusted EPS results for the year. The Board believes these measures are the critical indicators of the Company’s short-term execution and positioning for long-term success. For 2011, the long-term incentive opportunity was provided in the form of performance-based and service-based restricted stock. The Board believes that this equity grant mix achieves the Company’s long-term performance and retention objectives while minimizing annual share usage and aggregate equity plan dilution.

Based on the Company’s strong financial results in 2011, short-term incentive awards were earned at 100% of the target award opportunity, the performance-based restricted stock was earned, and executive stock ownership value increased commensurate with the increase in total shareholder value. This strong alignment between Company results, shareholder returns, and executive compensation is the cornerstone of our executive compensation philosophy and program design.

The Compensation Committee periodically reviews the Company’s overall approach to executive compensation to ensure that the Company’s current executive compensation levels, policies, and practices continue to be in line with industry practices and reflective of best practices. The following are a few highlights regarding our overall governance of executive compensation and the design of our current programs, policies, and practices:

•	Separate CEO and Chairman of the Board

•	Stock ownership by all outside directors

•	Oversight by an active, engaged, and independent Compensation Committee

•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking

•	Equity plans that prohibit option re-pricing and cash buyouts without shareholder approval

•	Stock ownership by all named executive officers

•	Double-trigger change-in-control payments

•	Limited executive perquisites

•	Prohibition on short sales in our stock by employees and directors

The “Compensation Discussion and Analysis” discussion beginning on page 12 includes additional details about our executive compensation programs. In light of the above, the Company believes that its compensation of the Named Executive Officers for fiscal 2011 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its shareholders. The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Manhattan Associates Inc., approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Manhattan Associates, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

In January 2012, the Board of Directors appointed Ernst & Young LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to the submission and approval of a budget for audit and audit related fees for services to be rendered for our 2012 fiscal year. The appointment of Ernst & Young LLP was recommended to the Board by its Audit Committee. In the event shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2011	2010
	(in thousands)
Audit Fees (1)	$935	$907
Audit-related Fees (2)	34	25
Tax Fees (3)	252	106
All Other Fees (4)	2	2

Total Fees	$1,223	$1,040

(1)	Audit fees consisted of charges principally associated with the annual financial statement audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.
(2)	Audit-related fees consisted of charges related to certain agreed upon procedures engagements.
(3)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.
(4)	All other fees include charges for products and/or services other than those described above.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

SHAREHOLDER PROPOSALS

Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2013 Annual Meeting of Shareholders must be received by the Company no later than December 21, 2012, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2013 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

COMMUNICATION WITH DIRECTORS

We have established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339. All communications made by this means will be received directly by the Chairman of the Audit Committee.

FORM 10-K EXHIBITS

We have included with this Proxy Statement a copy of our Form 10-K which is part of our Annual Report to Shareholders for the fiscal year ending December 31, 2011, including the financial statements, schedules, and list of exhibits. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Requests should be sent to Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and its shareholders.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce S. Richards

Senior Vice President, Chief Legal Officer and Secretary

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. These methods are valid under §14-2-722 of the Georgia Business Corporation Code. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, May 24, 2012. Vote by Internet Go to www.investorvote.com/MANH Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Annual Meeting Proxy Card1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors:For Withhold For Withhold 01 - Deepak Raghavan 02 - Peter F. Sinisgalli For Against Abstain For Against Abstain 2. Non-binding resolution to approve the compensation of the 3. Ratification of the appointment of Ernst & Young LLP Company’s named executive officers.as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Manhattan Associates, Inc. 2300 Windy Ridge Parkway Suite 1000 Atlanta, Georgia 30339 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Peter F. Sinisgalli and Bruce S. Richards, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 30, 2012, at the annual meeting of Shareholders to be held on May 24, 2012 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the accompanying Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof. Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” all the Nominees in Proposal 1 and “FOR” Proposals 2 and 3. It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to: Proxy Services, C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078. (Please date and sign on reverse) (Continued on reverse side)

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold 01 - Deepak Raghavan 02 - Peter F. Sinisgalli For Against Abstain For Against Abstain 2. Non-binding resolution to approve the compensation of the 3. Ratification of the appointment of Ernst & Young LLP Company’s named executive officers. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Manhattan Associates, Inc. 2300 Windy Ridge Parkway Suite 1000 Atlanta, Georgia 30339 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Peter F. Sinisgalli and Bruce S. Richards, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 30, 2012, at the annual meeting of Shareholders to be held on May 24, 2012 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the accompanying Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof. Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” all the Nominees in Proposal 1 and “FOR” Proposals 2 and 3. It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to: Proxy Services, C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078. (Please date and sign on reverse) (Continued on reverse side)